Exhibit 10.21

May 14, 2012

James Curleigh
5406 SW Hewett Blvd
Portland, Oregon 97221

Dear James:

I am delighted to confirm our offer of employment to join Levi Strauss & Co. (LS&Co.) as Executive Vice President & President Global Levi’s® , reporting to me. Your start date will be July 5, 2012. This offer is contingent upon successful completion of LS&Co.’s executive assessment and background check processes. The details of our offer are as follows:

Work Location

Your work location will be San Francisco, CA.

Salary

Your starting salary will be $10,576.92 per week (approximately $550,000.00 per year). This position is assigned to the Executive Band in the company’s compensation program.

Annual Incentive Plan

Your target participation in the Annual Incentive Program (AIP) is 70% of your base salary, with a 2012 target value of $385,000.00. Your award opportunity under this plan is up to 200% of target value as determined by your individual performance and the performance of the company. AIP awards are prorated based on date of hire, but we will make an exception and offer full year eligibility for 2012. This payment will be made in the first quarter of 2013. A detailed explanation of the program is included with this letter.

Long Term Incentive - Stock Appreciation Rights

You will participate in the Company’s Senior Executive Equity Incentive Plan. For 2012, you will receive Stock Appreciation Rights (SARs) with a total target value of $800,000.00. This grant will be made in July 2012 pending the Board of Directors approval of the strike price and number of SARs for your grant. Further details regarding your grant will be provided along with your SARs Grant Notice in July 2012.

Curleigh – 2

Signing Bonus

You will receive a one-time signing bonus of $490,000.00 (less applicable taxes), paid within
30 days of your hire date.

This signing bonus is offered in anticipation of the contributions you will make to our business over time. In the event that you resign before completing twenty-four (24) months of employment, or you are terminated for cause before twenty-four (24) months of employment, you will be required to repay the prorated, remaining balance of your signing bonus. Any such repayment may be deducted in whole or in part from any final payments due to you.

Enclosed you will find a Signing Bonus Acknowledgment and Payback Agreement. Please sign and return the Payback Agreement.

Benefits

Our offer also includes participation in our flexible benefits program. There are a number of benefit options available to you in the areas of health care and life insurance, as well as our long term savings programs which provide important tax advantages for your savings.

You are eligible to participate in the executive perquisite programs associated with a position at your level. The total benefit of these programs, including parking and the perquisite cash allowance, is approximately $19,374.00. The value of the perquisite cash allowance is $15,000.00 per year, paid out to you in two installments each year. The first payment is in January and the second is in June.

You are eligible to accrue three (3) weeks of TOPP (Time Off with Pay Program) during your first year of employment. We will make an exception and offer you an additional week of TOPP in your first year, banked in full at date of hire.

Relocation

You are eligible for relocation benefits to facilitate the move to the San Francisco area. A summary is included with this letter. We will offer an exception for Temporary Housing and extend the benefit for up to six (6) months if needed. You will receive detailed information from Veronica Harris, Mobility Services, who will be available to assist with your relocation. Veronica can be reached at (312)-693-3688.

The above describes some of the terms of Levi Strauss and Company’s compensation and benefit programs, which may be updated periodically. The official documents govern in all cases. Questions about your compensation, benefits or other Human Resources related issues may be directed to Greg Holmes, Vice President, Rewards at (415) 501-3215.

Curleigh – 3

Worldwide Code of Business Conduct

LS&Co.'s Worldwide Code of Business Conduct (WCOBC) sets out basic principles to guide all employees of the Company on how LS&Co. conducts business, while at the same time provides helpful guideposts for behavior while on the job.  Compliance with the WCOBC is a fundamental condition of employment, and employees are required to sign a Statement of Commitment agreeing to abide by the principles set forth in the document.  LS&Co.'s WCOBC is available for review on our website at http://www.levistrauss.com/careers/culture.

Other

You will need to provide evidence that you are legally authorized to work in the United States. Please refer to the attached sheet for the type of evidence required according to the government’s I-9 regulations. Your employment is specifically conditioned upon your providing this information within 72 hours of your start date.

LS&Co. expects your association with the company will be mutually beneficial. Nonetheless, LS&Co. is an “at-will employer,” which means you or LS&Co. can terminate your employment at LS&Co. at any time with or without cause, and with or without notice. Only the President, Chief Executive Officer or Senior Vice President Human Resources can authorize an employment agreement to the contrary and then such employment agreement must be in writing.

James, we are very excited about you joining the company. We are confident that you will make a valuable contribution to LS&Co.’s business.

Sincerely,

Chip Bergh
President and Chief Executive Officer

Attachments:
I-9 Requirements
Signing Bonus Acknowledgment
Annual Incentive Plan
Relocation Summary
Executive/Leader Benefits Summary

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Signed:        James Curleigh                        Date